Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-71768 pertaining to the IHOP Corp. 2001 Stock Incentive Plan of DineEquity, Inc. and Subsidiaries

•	Form S-8 No. 333-151682 pertaining to the DineEquity, Inc. 2001 Stock Incentive Plan of DineEquity, Inc. and Subsidiaries

•	Form S-8 No. 333-174847 pertaining to the DineEquity, Inc. 2011 Stock Incentive Plan

•	Form S-8 No. 333- 211429 pertaining to DineEquity, Inc. 2016 Stock Incentive Plan of our reports dated March 1, 2017, with respect to the consolidated financial statements of
DineEquity, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of DineEquity, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended January 1, 2017.

/s/ Ernst & Young LLP
Los Angeles, California
March 1, 2017